UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 28, 2012
PATRIOT MINEFINDERS INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 – 510 West Hastings Street, Vancouver, British Columbia, Canada		V6B 1L8
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(619) 688-6505
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7 -Regulation FD

Item 7.01

Regulation FD Disclosure

On November 28, 2012, Patriot Minefinders Inc. (the “Company”) entered into a Letter of Intent (“LOI”) with Bearing Resources Ltd. (“Bearing”) (TSX-V: BRZ) whereby the Company may earn up to a 75% interest in the 13,400 hectare Kilometer 66 (“Km 66”, also known as Mapimi) silver-gold-lead-zinc property located in Durango, Mexico.

Pursuant to the terms of the LOI, a definitive agreement will include the following terms:

•

The Company will assume the remaining obligations of the underlying option agreement with the Mexican vendors who will retain a 3% net smelter return (“NSR”).

•

The Company shall pay the following:

▪

US$150,000 on signing the definitive agreement (the “Effective Date”);

▪

US$150,000 on the first anniversary of the Effective Date;

▪

US$400,000 on the second anniversary of the Effective Date;

▪

US$500,000 on the third anniversary of the Effective Date;

▪

US$7,875,000 at the end of year five.

•

Upon execution and delivery of the Definitive Agreement, an amount equal to the estimated land taxes payable for the period commencing on the Effective Date and ending December 31, 2013, on the Effective Date.

•

At the Company’s election, it may purchase the property outright on the first anniversary for US$5,575,000, or after the second anniversary for US$5,875,000, or after the third anniversary for US$6,875,000.

•

The Company may purchase up to 1% of the NSR for US$650,000 per half-percent and shall retain a right of first refusal to purchase the remaining 2% NSR.

•

The Company must undertake work expenditures totaling US$2,000,000 before April 23, 2015, of which US$200,000 must be completed before April 23, 2013, US$300,000 before April 23, 2014, and US$1,300,000 before April 23, 2015; maintain the property in good standing; complete a bankable feasibility study by the eighth anniversary; and pay to Bearing on signing of the definitive agreement 1,200,000 shares in the common stock of the Company.

•

Should the Company complete all its work commitments and payment obligations but fail to prepare a bankable feasibility study by the eighth anniversary it shall be deemed to have earned a 65% interest.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated November 28, 2012
99.2	Letter of Intent dated November 26, 2012 with Bearing Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.
/s/ John H. Schweitzer
John H. Schweitzer
President and Director

Date:	November 28, 2012